EXHIBIT 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Vice President Finance and Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:	August 8, 2007

SKYWEST ANNOUNCES SECOND QUARTER 2007 EARNINGS

St. George, Utah—SkyWest, Inc. (NASDAQ: SKYW) today reported operating revenues of $855.0 million for the quarter ended June 30, 2007, an 8.2% increase, compared to $790.4 million for the same period last year.  SkyWest also reported net income of $40.6 million for the quarter ended June 30, 2007, or $0.62 per diluted share, compared to $39.3 million of net income or $0.62 per diluted share for the same period last year.

SkyWest also reported operating revenues of $1.64 billion for the six months ended June 30, 2007, a 7.2% increase, compared to $1.53 billion for the same period last year.  SkyWest also reported net income of $75.4 million for the six months ended June 30, 2007, or $1.15 per diluted share, compared to $73.9 million of net income or $1.19 per diluted share for the same period last year.

The primary items of significance affecting the second quarter of 2007 are outlined below:

Total operating revenues for the second quarter of 2007 increased primarily as a result of a 14.5% increase in available seat miles (ASMs) which was partially offset by a reduction in yield per revenue passenger mile of 5.7% and by increased fuel cost reimbursements by SkyWest’s major partners that are recorded as operating revenues and as operating expenses, under contract flying arrangements.

Total operating expenses and interest per ASM for the second quarter of 2007, excluding fuel charges of $276.2 million or $0.048 per ASM, decreased approximately 2.2% to $0.090 from $0.092 for the same quarter of 2006.

Total ASMs for the second quarter of 2007 increased 14.5% from the second quarter of 2006, primarily as a result of SkyWest increasing its fleet size to 434 aircraft as of June 30, 2007, from 397 aircraft as of June 30, 2006.  At June 30, 2007, SkyWest’s fleet consisted of: 362 regional jets (233 Delta, 117 United and 12 Midwest); 60 EMB-120 aircraft (48 United, and 12 Delta); and 12 ATR72 aircraft (all Delta).  During the second quarter of 2007 SkyWest generated 5.8 billion ASMs, compared to 5.1 billion ASMs during the same period of 2006.

During the quarter ended June 30, 2007, SkyWest began repurchasing outstanding shares of its common stock under a 5 million share stock buyback program previously authorized by its board of directors.  As of June 30, 2007, SkyWest had repurchased approximately 2.3 million shares at a cost of approximately $60.2 million. SkyWest will continue to purchase common shares of its outstanding stock under the authorized stock buyback program, from time to time, as it deems appropriate.

SkyWest recorded stock based compensation expense of approximately $3.9 million ($2.5 million after tax) for the quarter ended June 30, 2007.  Future stock based compensation expense will be contingent upon the amount of future option or stock grants that are made by SkyWest’s Board of Directors.

At June 30, 2007 SkyWest had $676.9 million in cash and marketable securities compared to $651.9 million as of December 31, 2006.  SkyWest’s long-term debt increased to $1.79 billion as of June 30, 2007, compared to $1.68 billion at December 31, 2006, consistent with SkyWest’s financing arrangements on aircraft and making normal recurring debt payments. During the quarter ended June 30, 2007, SkyWest took delivery of eight CRJ 200 aircraft and two CRJ900 aircraft and financed them through a combination of permanent third-party operating leases and long-term debt.  One CRJ200 was acquired with cash from working capital.  SkyWest has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on SkyWest’s consolidated balance sheets.  At a 7.39% discount factor, the present value of these lease obligations was approximately $2.1 billion as of June 30, 2007.

Under SkyWest Airlines’ United Express agreement, specific amounts are included in the rates charged for mature maintenance on regional jet aircraft engines that SkyWest records as revenue.  However, consistent with the time and material maintenance policy, as more fully described in SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2006, SkyWest records maintenance expense on its regional jet aircraft engines as the maintenance events occur.  As a result, during the second quarter of 2007, SkyWest collected and recorded as revenue $7.5 million (pretax) under the United Express agreement which is net of any regional jet engine maintenance overhauls.

SkyWest Airlines, based in St. George, Utah, and ASA, based in Atlanta, Georgia are wholly owned subsidiaries of SkyWest, Inc.  SkyWest Airlines operates as United Express, Delta Connection and Midwest Connect carriers under contractual agreements with United Airlines, Delta Air Lines and Midwest Airlines.  ASA operates as a Delta Connection carrier under a contractual agreement with Delta Air Lines.  System-wide, SkyWest, Inc. serves a total of approximately 242 cities in the United States, Canada, Mexico and the Caribbean, with approximately 2,739 daily departures.  This press release and additional information regarding SkyWest, Inc. can be accessed at www.skywest.com.

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: the failure to successfully operate as anticipated under the terms of the Delta Connection, United Express and Midwest Connect Agreements; the impact of negotiations with ASA’s organized labor forces and the impact of the costs of such labor forces on SkyWest’s operations and financial condition; and the challenges of competing successfully in a highly competitive and rapidly changing industry.  Other factors that may cause actual results to vary from SkyWest’s expectations include developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest and its major partners regarding their contractual relationships; variations in market and economic conditions; the impact of global instability, including the continued impact of the United States military presence in foreign countries, the September 11, 2001 terrorist attacks and the potential impact of future hostilities, terrorist attacks or other global events; employee relations and labor costs;  rapidly escalating fuel costs; the degree and nature of competition; potential fuel shortages in markets where SkyWest Airlines or ASA operates; the impact of weather-related or other natural disasters on air travel and airline costs; the ability of SkyWest Airlines and ASA to expand services in new and existing markets and to maintain profit margins in the face of pricing pressures; aircraft deliveries; SkyWest’s ability to obtain financing; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including the section of SkyWest’s Annual Report on form 10-K, entitled “Risk Factors.”

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SKYWEST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars and Shares in Thousands, Except per Share Amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Operating revenues:
Passenger	$846,356	$784,332	$1,626,923	$1,518,758
Ground handling and other	8,692	6,072	17,092	14,501
	855,048	790,404	1,644,015	1,533,259
Operating expenses:
Flying operations	470,900	442,731	880,962	841,197
Customer service	107,774	99,390	225,226	199,066
Maintenance	96,463	73,779	190,952	152,090
Depreciation and amortization	52,175	47,262	102,453	92,751
General and administrative	38,881	37,621	75,993	75,671
	766,193	700,783	1,475,586	1,360,775
Operating income	88,855	89,621	168,429	172,484
Other income (expense):
Interest income	8,130	4,225	15,241	7,132
Interest expense	(31,731)	(28,519)	(62,302)	(57,062)
Gain (loss) on sale of property and equipment	278	13	467	(1,084)
	(23,323)	(24,281)	(46,594)	(51,014)
Income before income taxes	65,532	65,340	121,835	121,470
Provision for income taxes	24,910	26,054	46,425	47,596
Net income	$40,622	$39,286	$75,410	$73,874

Basic earnings per share	$0.64	$0.62	$1.18	$1.21
Diluted earnings per share	$0.62	$0.62	$1.15	$1.19
Weighted average common shares:
Basic	63,811	62,970	64,045	61,044
Diluted	65,245	63,759	65,541	62,088

Unaudited Operating Highlights

	Three Months Ended June 30,				Six Months Ended June 30,
Operating Highlights	2007	2006	% Change		2007	2006	% Change

Passengers carried	8,932,439	8,144,992	9.7		16,755,545	15,553,706	7.7
Revenue passenger miles (000)	4,661,303	4,054,909	15.0		8,685,859	7,701,308	12.8
Available seat miles (000)	5,803,018	5,070,300	14.5		11,096,920	9,772,278	13.6
Passenger load factor	80.3%	80.0%	(0.3	)pts	78.3%	78.8%	(0.5	)pts
Passenger breakeven load factor	74.9%	73.8%	1.5	pts	73.2%	72.9%	0.4	pts
Yield per revenue passenger mile	$0.182	$0.193	(5.7)		$0.187	$0.197	(5.1)
Revenue per available seat mile	$0.147	$0.156	(5.8)		$0.148	$0.157	(5.7)
Cost per available seat mile	$0.138	$0.144	(4.2)		$0.139	$0.145	(4.1)
Fuel cost per available seat mile	$0.048	$0.052	(7.7)		$0.045	$0.050	(10.0)
Average passenger trip length	522	498	4.8		518	495	4.6
Block hours	358,286	321,422	11.5		697,278	627,056	11.2
Departures	227,414	213,358	2.7		441,700	416,427	6.1